[The Financial Services Authority Letterhead]
25 The North Colonnade
Canary Wharf
London E14 SH5 United Kingdom

3 December 1999


Ms. C.E. Watson
Senior Vice President & Chief Financial Officer
USA Group Secondary Market Services, Inc.
PO Box 703
Indianapolis, IN  46204-3503

Dear Ms. Watson,

CAPITAL TREATMENT OF U.S. GUARANTEED STUDENT LOAN-BACKED SECURITIES

Thank you for your letter dated 16 November 1999 in which you enquired about the capital treatment of US Guaranteed Student Loan-backed Securities. Specifically, you wanted to know whether investors could treat the asset-backed securities described in the letter as indirect holdings of student loans that are conditionally guaranteed by the US Department of Education and therefore eligible for the 20% risk category.

We understand that the issuer is a limited purpose, bankruptcy remote entity that issues senior asset-backed securities and that the underlying assets are student loans originated and serviced under the Federal Family Education Loan Program (FFELP). These loans are conditionally guaranteed by the Department of Education through a program that reinsures the guarantees of the loans by the state or non-profit agencies.

The information you provided indicates that the FFELP program guarantees only 98% of the loans that are originate after 1 October 1993, with the lender bearing the risk on the remaining 2%. The information also states that the guarantee is considered conditional because it is only valid as long as the student loans are originated and serviced in accordance with the criteria set forth under the Higher Education Act of 1965, as amended.

The letter you sent also provides i) that the underlying assets are held by an independent trustee and that the trustee must have first priority, perfected security interest; ii) that the issuer of the security has no liabilities unrelated to the issued security; iii) that the cash flow from the underlying assets in all cases full meets the cash flow requirement of the security without any undue reliance on reinvestment income; and iv) that there is no material reinvestment risk.

From the information contained in your letter, the FSA staff believes that 98% of the senior securities that are backed by student loans that have been disbursed on or after 1 October 1993 (that are guaranteed by under the FFELP program) can attract a 20% risk weighting for capital purposes in the UK. The 98% treatment would apply to senior securities that are entirely backed by 98% guaranteed student loans, as well as those that are partially backed such loans and partially backed by 100% guaranteed student loans. The percentage of the senior securities that is not covered under the guarantee would of course attract 100% risk weighting.

This decision has been made based on the information you provided in the letter of 16 November 1999. If the situation is, in fact, different or changes in any way then this treatment may not apply.

I hope this information is useful to you. If you need further clarification of our comments then please contact me.

Yours sincerely,

/s/  Helen Ward

Helen Ward